Exhibit 10.2

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS Amended and Restated Executive Employment Agreement (“Agreement”) is made and entered into as of May 12, 2017, by and between Rubicon Technology, Inc., a Delaware corporation (the “Company”), and Timothy E. Brog, a resident of the State of Connecticut (the “Executive”). This Agreement amends and restates the Executive Employment Agreement, entered into as of March 15, 2017 (the “Effective Date”), between the Executive and the Company (the “Original Agreement”).

PRELIMINARY STATEMENTS

The Company and the Executive signed the Original Agreement as of March 15, 2017 and desire to amend and restate the Original Agreement pursuant to Section 12 thereof.

Pursuant to the terms of the Original Agreement, the terms of restricted stock units (“RSUs”) granted pursuant to the Original Agreement were automatically adjusted in connection with the1-for-10 reverse stock split of the Company’s common stock effective May 5, 2017.

The Company is in the business of providing material science solutions of sapphire and other advanced technology materials for the Opto-electrics Semiconductor Fabrication, Optical and Laser and Telecommunications Marketplaces (“Company's Business”); provided, however, the term shall be deemed amended to reflect any actual change in the Company's Business after the Effective Date but prior to the day following the date on which Executive shall cease to be employed by the Company (as reflected in the minutes of the Board of Directors of the Company prior to the Termination Date (as defined below) or the Resignation Date (as defined below), as applicable). However the term “Company’s Business” shall not include any legal, investment banking, money management or home manufacturing business or any business related thereto that does not directly compete with the Company.

As a result of Executive’s role as a member of the Company’s Board of Directors, the Executive is well acquainted with the affairs of the Company and its personnel, services, products, and business practices and relationships and other Confidential Information (as defined in Section 5 below). This Agreement is entered into for, among other things, the protection of the Company's business relationships, goodwill and going business value and the prevention of the unauthorized use or disclosure of any Confidential Information by the Executive.

Capitalized terms used herein, but not otherwise defined shall have the meanings ascribed to such terms in the Company’s 2016 Stock Incentive Plan, as amended (the “Plan”).

AGREEMENT

In consideration of the premises and the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Employment and Duties.

(a)                Employment Duties. Throughout the Employment Term (as defined in Section 2 below), the Executive shall serve as the President and Chief Executive Officer (“CEO”) of the Company, and shall report to the Board of Directors of the Company (the “Board”). Throughout the Employment Term, the Executive shall: (i) devote his working hours, on a full-time basis, to his duties and responsibilities to the Company except as provided herein; (ii) faithfully and loyally serve the Company; (iii) comply in all material respects with all lawful directions and instructions given to him by the Board; and (iv) use his best efforts to promote and serve the interests of the Company. The Executive shall comply in all material respects with all applicable laws, rules and regulations relating to the performance of the Executive's duties and responsibilities hereunder.

(b)               Exclusive Employment. Throughout the Employment Term, the Executive shall not render his services, directly or indirectly, to any person or entity other than the Company without the prior consent of the Board, which may be withheld or granted by the Board in its sole discretion. The Executive shall not engage in any activity which would materially interfere with the faithful and timely performance of his duties under this Agreement; provided, however, the Executive may, subject to the prior consent of the Board, which shall not be unreasonably withheld, serve as a director of any other company, so long as such service does not unreasonably and materially interfere with the timely performance of the Executive's duties under this Agreement. The Board acknowledges that the Executive currently serves on the Board of Directors of Eco-Bat Technologies Ltd and consents to such service.

Section 2. Employment Term. The Executive's employment as the President and CEO of the Company shall commence on March 17, 2017 and shall continue thereafter unless and until his employment is terminated pursuant to the terms of this Agreement. As used herein, “Employment Term” shall mean the actual period of time during which the Executive is employed by the Company under the terms and conditions of this Agreement.

Section 3. Compensation and Other Benefits. During the Employment Term, the Company shall pay and provide the following compensation and other benefits to the Executive as full compensation for all services rendered by the Executive to the Company:

(a)       Annual Salary. The Executive’s annual salary shall be Three Hundred and Six Thousand Dollars ($306,000.00) (the “Annual Salary”). The Annual Salary shall be paid in accordance with the then-prevailing payroll practices of the Company, less applicable taxes, payroll deductions and withholdings required by law. The Board shall review the Annual Salary on an annual basis and make appropriate adjustments thereto from time to time; provided that the Annual Salary shall not be reduced below $306,000 without the Executive’s prior written consent. At the end of calendar year 2017, the Company agrees that the Board shall review the Annual Salary to make any appropriate adjustments, in its sole discretion, based on anticipated improvements in the Company’s cost structure and business outlook.

(b)       Bonuses.

(i)       In 2017, the Executive shall be eligible to receive a bonus of One Hundred Fifty Thousand Dollars ($150,000.00) based upon the achievement of certain objectives and criteria mutually agreed upon by the Board and the Executive (the “Cash Bonus”). The Board and the Executive shall agree upon the bonus objectives and criteria for the Cash Bonus no later than March 31, 2017. The Cash Bonus, if achieved by the Executive, will be paid no later than March 31, 2018, and shall be subject to applicable taxes, payroll deductions, and withholdings required by law. For years after 2017, the Board shall review the Executive’s eligibility for similar bonuses based upon the achievement of certain objectives and criteria mutually agreed upon by the Board and the Executive.

(ii)       The Board, in its sole discretion, may determine to pay Executive a discretionary cash bonus (the “Discretionary Bonus”). If paid, the Discretionary Bonus shall be subject to applicable taxes, payroll deductions, and withholdings required by law.

(ii)       Pursuant to the Original Agreement, the Company paid to the Executive a signing cash payment in the amount of Twenty-five Thousand Dollars ($25,000.00) on or about April 1, 2017. This payment shall be subject to applicable taxes, payroll deductions and withholdings as required by law.

(iii)       All of the terms set forth in the Non-Employee Director Restricted Stock Agreement, effective as of May 26, 2016 by and between the Company and the Executive and all other payments scheduled to be paid and agreed upon when the Executive joined the Board shall continue to be valid, enforceable and are due and payable upon the terms thereof.

(c)       Equity and Incentive Compensation. (i) Within five (5) business days after the date of the Original Agreement, the Company issued to Executive a total of 59,098 RSUs for shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), pursuant to the agreement attached hereto as Exhibit A, which are or were subject to the following vesting schedule:

Number of RSUs Vested	Target Price
15,000	$6.50
15,000	$8.00
15,000	$9.50
14,098	$11.00

In the event of any stock split, combination or similar event, the number of unvested RSUs, shares of Common Stock referred to above and the applicable target price set forth in this Agreement for such RSUs (the “Target Price”) shall be adjusted proportionately for all purposes under this Agreement so that the number of unvested RSUs and shares of Common Stock and Target Price would be of equivalent value.

(ii) The Company and the Executive hereby agree that the following RSUs granted by the Company to the Executive pursuant to Section 3(a) of the Original Agreement shall be canceled and rescinded and shall be null and void and have no further effect: (A) 902 RSUs with a Target Price of $11.00; (B) 15,000 RSUs with a Target Price of $12.50 and (C) 15,000 RSUs with a Target Price of $14.00.

(iii) If before January 1, 2018 (A) the Executive’s employment with the Company has not been terminated and (B) a Qualifying Event shall not have occurred, on January 1, 2018, the Company shall grant to the Executive 30,902 RSUs pursuant to the agreement attached hereto as Exhibit A, which shall vest in accordance with the schedule set forth below:

Number of RSUs Vested	Target Price
902	$11.00
15,000	$12.50
15,000	$14.00

In the event of any stock split, combination or similar event, the number of unvested RSUs and shares of Common Stock referred to above and the Target Price shall be adjusted proportionately for all purposes under this Agreement so that the number of unvested RSUs and shares of Common Stock and Target Price would be of equivalent value.

(iv) Subsequent to their grant, the RSUs set forth in paragraphs (i) and (iii) above shall vest on the first date before the fourth anniversary of the Effective Date, if any, that the average closing price of the Common Stock as reported on the Nasdaq Capital Market for any fifteen (15) consecutive trading days immediately prior to such date (“15-Day Average Price”) is greater than or equal to the corresponding Target Price set forth in the applicable table above, provided that Executive remains employed by the Company as of the applicable vesting date; provided, that with respect to any RSUs granted pursuant to paragraph (iii) above, if the 15-Day Average Price is greater than or equal to the corresponding Target Price set forth in the applicable table above on for any 15 consecutive trading day period from and after the date of this Agreement prior to the date of grant, such RSUs shall vest on the date of grant. Notwithstanding the foregoing, if a Qualifying Event (as defined below) is completed prior to the fourth anniversary of the Effective Date, any remaining RSUs granted under this Agreement shall immediately vest, provided that Executive remains employed by the Company on the date such Qualifying Event is completed; provided, further, that if a Qualifying Event shall occur before January 1, 2018, the Executive shall receive a cash payment of $407,422. Notwithstanding anything to the contrary in this Agreement, all RSUs that have not vested on or before the fourth anniversary of the Effective Date shall be forfeited and shall have no further effect.

For the purposes of this section, the occurrence of any of the following with Board and, if required by law, shareholder approval shall constitute a “Qualifying Event”: (x) the Company publicly discloses its intent to terminate its registration of the Common Stock under Section 12(g) of the Securities and Exchange Act of 1934 (the “Exchange Act”); (y) the Company shall have commenced a self-tender offer for not less than 33% of the Company’s shares of Common Stock outstanding immediately preceding such self-tender offer at an offer price at least equal to the 15-Day Average Price applicable on the date such offer price is determined by the Company’s Board of Directors; and (z) the Company shall have completed any other extraordinary transaction in which more than 15% of the Company’s current outstanding shares were issued as part of such transaction.

Any dividends paid in cash, securities or other property by the Company shall for all purposes under this Agreement reduce the Target Price set forth in the applicable table above by an amount equal to the value of such dividend.

(d)       Employee Benefit Plans. The Executive shall be eligible to participate in all employee benefit plans offered by the Company, but participation shall be subject to all of the terms and conditions of such plans applicable to all such employees, including all waiting periods, eligibility requirements, contributions, exclusions and other similar conditions or limitations.

(e)       Vacation. The Executive shall be entitled to accrue twenty (20) vacation days per calendar year, which vacation days shall accrue proportionately throughout the year based on completed months of service. Any unused vacation days shall be carried forward from one calendar year to the next. For purposes of this Agreement, the term “Termination Vacation Pay” shall mean, at the time of a termination of the Executive’s employment hereunder, the payment due to the Executive at the rate of the Annual Salary in effect at that time, on a daily basis, multiplied by the number of earned and unused vacation days up until the Termination Date.

(f)       Other Expenses. The Company shall reimburse the Executive for all reasonable and ordinary out-of-pocket business expenses incurred by the Executive in the scope of his employment hereunder. This shall include all reasonable travel and hotel expenses when Executive is traveling to, and while residing in, Illinois on Company business. The Executive shall submit itemized expense reports in order to obtain reimbursement of expenses and shall submit with such expense reports such records and logs as may be required by the relevant taxing authorities for the substantiation of each such business expense as a deduction on the Company’s income tax returns.

Section 4. Termination of Employment. The Executive's employment with the Company shall be subject to termination as follows:

(a)	Termination for Cause. The Company may immediately terminate the Executive for Cause (as defined below) by giving written notice to the Executive. In the event of a termination for Cause, the Executive shall be entitled to payment of (i) that portion of any of Executive's Annual Salary that the Executive earned through and including the Termination Date, at the rate of the Annual Salary in effect at that time, (ii) any Termination Vacation Pay, and (iii) any bonus earned prior to the Termination Date that remains unpaid, subject to any offset or recoupment rights of the Company and any other rights or remedies applicable to any breach of this Agreement by the Executive prior to the Termination Date. Additionally, if the Executive is terminated for Cause prior to January 1, 2018, the Executive will receive a single aggregate payment based on the highest 15-Day Average Price during any 15 consecutive trading day period from and after the Effective Date of this Agreement through the date of termination, in accordance with the table set forth below. In the event of any stock split, combination or similar event, the price below shall be adjusted proportionately.

Highest 15-DayAverage Price	Aggregate Payment
Less than $11.00	$0
$11.00 to $12.49	$9,922
$12.50 to $13.99	$197,422
$14.00 or higher	$407,422

Except as provided herein or required by applicable law, the Executive shall not be entitled to any other compensation or benefits. Termination for “Cause” shall mean termination by the Board of the Executive's employment with the Company, after a good faith determination by the Board at a meeting called and held for that purpose, or in a written consent to resolutions signed by all members of the Board, and after reasonable notice to the Executive, that the Executive:

(i)       has willfully engaged in misconduct materially and adversely affecting the Company;

(ii)       engaged in theft, fraud, embezzlement or similar behavior;

(iii)       has been indicted or convicted of a felony; or

(iv)       has willfully continued, after a correction period, to fail to substantially perform the material duties of Executive’s position with the Company (other than failure resulting from incapacity due to physical or mental illness). The correction period shall last not less than ten (10) days after the Company provides Executive with written notice of Executive’s failure to substantially perform Executive’s material duties.

(b)       Termination Without Cause. The Company may, in its sole discretion, terminate the Executive without Cause, by providing written notice to the Executive (the “Termination Notice”) at least thirty (30) calendar days prior to the Termination Date. In the event of a termination without Cause, the Executive shall be entitled to: (i) payment of that portion of any Executive's Annual Salary that the Executive earned through and including the Termination Date, at the rate of the Annual Salary in effect at that time; (ii) any Termination Vacation Pay; (iii) any bonus earned prior to the Termination Date that remains unpaid; (iv) payment of Executive’s Annual Salary, at the rate of the Annual Salary in effect at that time, commencing on the Termination Date and continuing for the twelve (12) month period thereafter; (v) immediate vesting of any RSUs granted pursuant to Section 3(c) and (vi) if such termination occurs on or before December 31, 2017, a cash payment of $407,422; provided, however, in each case (i)-(vi) that the Executive executes and delivers to the Company a complete release agreement in form and substance reasonably acceptable to the Company, but excluding payments set forth in this paragraph 4(b). In addition, the Company shall be obligated to continue any health and welfare benefits provided to the Executive under Section 3(d) throughout the period commencing on the Termination Date and continuing for a twelve (12) month period thereafter. Except as provided herein or required by applicable law, the Executive shall not be entitled to any other compensation or benefits. With respect to Section 4(b)(iv) above, such payments shall be paid in accordance with the then-prevailing payroll practices of the Company, less applicable taxes, payroll deductions and withholdings required by law.

(c)       Resignation. The Executive may resign from his employment with the Company at any time by providing written notice to the Company thirty (30) calendar days prior to the Resignation Date. In the event of resignation other than any resignation for Good Reason covered by paragraph (d) below: (i) the Executive shall be entitled to payment of that portion of the Executive's Annual Salary that the Executive earned through and including the Resignation Date, at the rate of the Annual Salary in effect at that time, any Termination Vacation Pay and any bonus earned prior to the Resignation Date that remains unpaid; and (ii) if such resignation occurs prior to January 1, 2018, the Executive will receive a single aggregate payment based on the highest 15-Day Average Price during any 15 consecutive trading day period from and after the Effective Date through the date of termination, in accordance with the table set forth below. In the event of any stock split, combination or similar event, the price below shall be adjusted proportionately.

Highest 15-DayAverage Price	Aggregate Payment
Less than $11.00	$0
$11.00 to $12.49	$9,922
$12.50 to $13.99	$197,422
$14.00 or higher	$407,422

Except as provided herein (including, without limitation, in Section 4(d)) or required by applicable law, the Executive shall not be entitled to any other compensation or benefits.

(d)       Resignation for Good Reason. Notwithstanding Section 4(c), the Executive may terminate his employment by the Company for Good Reason (as defined below) by providing written notice thereof to the Company (the “Resignation Notice”) at least thirty (30) days prior to the Resignation Date, which notice shall set forth in reasonable detail the nature of the facts and circumstances which constitute “Good Reason” (as defined below) and Company shall have thirty (30) days after receipt of the Resignation Notice to cure in all material respects the facts and circumstances which constitute Good Reason. In the event of a termination for Good Reason, the Executive shall be entitled to: (i) payment of that portion of the Executive's Annual Salary that the Executive earned through and including the Resignation Date, at the rate of the Annual Salary in effect at that time; (ii) any Termination Vacation Pay; (iii) any bonus earned prior to the Resignation Date that remains unpaid; (iv) payment of Executive’s Annual Salary, at the rate of the Annual Salary in effect at that time, commencing on the Resignation Date and continuing for the twelve (12) month period thereafter; (v) immediate vesting of any RSUs granted pursuant to Section 3(c) and (vi) if such termination occurs on or before December 31, 2017, a cash payment of $407,022; in each case (i)-(vi) provided, however, that the Executive executes and delivers to the Company a complete release agreement in form and substance reasonably acceptable to the Company. In addition, the Company shall be obligated to continue any health and welfare benefits provided to the Executive under Section 3(d) throughout the period commencing on the Termination Date and continuing for a twelve (12) month period thereafter. Except as provided herein or required by applicable law, the Executive shall not be entitled to any other compensation or benefits. With respect to Section 4(d)(iv) above, such payments shall be paid in accordance with the then-prevailing payroll practices of the Company, less applicable taxes, payroll deductions and withholdings required by law.

For purposes of this Agreement, “Good Reason” means the resignation of the Executive's employment by the Company by the Executive, because of (A) any reduction in the Executive's Annual Salary then in effect in a manner that is not permitted under Section 3(a) hereof, (B) a substantial diminution in the duties, responsibilities or titles of the Executive (including, without limitation, duties and responsibilities as a director of the Company), but only if uncured in accordance with the foregoing provisions hereof, or (C) being required by the Board to work in the Company’s office located in any place other than in the New York metropolitan area for more than 12 days in any one month in order to maintain employment with the Company pursuant to this Agreement.

(e)       Termination Subsequent To A Change In Control. Notwithstanding anything to the contrary herein, in the event that the Company, at any time within two (2) years after a Change in Control, terminates the Executive without Cause or the Executive resigns with Good Reason, the Executive shall be entitled to the payments and benefits set forth in Sections 4(b) or 4(d), as the case may be, except that, in lieu of the payment pursuant to Section 4(b)(iv) and 4(d)(iv), the Company shall pay to the Executive a lump sum payment within thirty (30) days of the Termination Date or Resignation Date, as applicable. The lump sum payment shall be equal to the Executive’s Annual Salary at the time of the Termination Date or Resignation Date, as the case may be, less all applicable taxes, payroll deductions and withholdings required by law. In addition, any unvested RSUs shall immediately be fully vested.

Notwithstanding the preceding sentence, if the independent accountants acting as auditors for the Company on the date of the Change in Control determine that such single payment, together with other compensation received by the Executive, would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and regulations thereunder, the single payment to the Executive shall be reduced to the maximum amount which may be paid without such payments in the aggregate constituting “excess parachute payments,” provided that such amount shall not be reduced below the payment as set forth in Section 4(b)(iv) or 4(d)(iv) as referenced above.

(f)       Death. If the Executive dies, his employment with the Company and this Agreement shall automatically terminate on the date of his death. The Executive's estate or personal representative shall be entitled to receive that portion of the Annual Salary that the Executive earned through and including the date of the Executive's death, at the rate of the Annual Salary in effect at that time, any Termination Vacation Pay and any bonus earned prior to the date of the Executive's death that remains unpaid. Except as provided herein or required by applicable law, neither the Executive's estate nor his personal representative shall be entitled to any other compensation or benefits.

(g)       Disability. The Executive shall be deemed “Permanently Disabled” when he has suffered any medically determinable physical or mental illness, injury or infirmity that prevents the Executive from performing his responsibilities under this Agreement and which disability has lasted or that the Board in good faith has determined can be expected to last for a continuous period of not less than 120 calendar days. The Board has the discretion to determine whether the Executive is disabled and that determination shall be binding and conclusive on the Executive (and any guardians or representatives for him). If the Executive becomes Permanently Disabled, the Company may terminate the Executive's employment with the Company as a result of the Permanent Disability by providing written notice to the Executive thirty (30) calendar days prior to the Termination Date, or the Executive may resign from his employment with the Company by providing written notice to the Company thirty (30) calendar days prior to the Resignation Date. If the Executive resigns from employment with the Company as a result of a Permanent Disability or the Company terminates the Executive's employment as a result of a Permanent Disability, the Executive shall be entitled to receive that portion of the Annual Salary, at the rate in effect when he became Permanently Disabled, that he earned through and including the Termination Date or Resignation Date, as applicable, less any amounts the Executive is entitled to receive under any disability insurance policy maintained by the Company, any Termination Vacation Pay and any bonus earned prior to the Termination Date or Resignation Date, as applicable, that remains unpaid. Except as provided herein or required by applicable law, the Executive shall not be entitled to any other compensation or benefits.

(h)       Savings Clause. This paragraph 4(h) shall apply for so long as the Executive is a “specified employee” for purposes of Section 409A of the Code. The determination of whether the Executive is a “specified employee” shall be made in accordance with the policy of the Company or, if none, under the default rules in Section 1.409A-1(i) of the Treasury Regulations. Any amount otherwise payable to the Executive on account of the Executive’s separation from service as defined in Section 1.409A-1(h) of the Treasury Regulations that exceeds the limit provided in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations shall not be paid before the date which is six (6) months and a day after the date of the Executive’s separation from service (or, if earlier, the date of the Executive’s death). Upon the expiration of the six-month deferral period referred to in the preceding sentence or the Executive’s death, all payments deferred pursuant to the preceding sentence shall be paid to the Executive (or the Executive’s estate in the event of the Executives death) in a lump sum.

Section 5. Confidentiality. For purposes of this Section 5, the term “Company” shall include, in addition to the Company, its affiliates, subsidiaries and any of their respective predecessors, successors and assigns.

(a)       Confidential Information. As used in this Agreement, “Confidential Information” means any and all confidential, proprietary or other information, whether or not originated by the Executive or the Company, which is in any way related to the past or present Company's Business and is either designated as confidential or not generally known by or available to the public. Confidential Information includes, but is not limited to (whether or not reduced to writing or designated as confidential) (i) information regarding the Company's existing and potential customers and vendors; (ii) any contracts (including the existence and contents thereof and parties thereto) to which the Company is a party or is bound; (iii) information regarding products and services being purchased or leased by or provided to the Company; (iv) information received by the Company from third parties under an obligation of confidentiality, restricted disclosure or restricted use; (v) personnel and financial information of the Company; (vi) information with respect to the Company's products, services, facilities, business methods, systems, trade secrets, technical know-how, and other intellectual property; and (vii) marketing and developmental plans and techniques, price and cost data, forecasts and forecast assumptions, and potential strategies of the Company.

(b)       Non-Disclosure and Non-Use of Confidential Information. The Executive acknowledges that the Confidential Information of the Company is a valuable, unique asset of the Company and the Executive's use or disclosure thereof could cause irreparable harm to the Company for which no remedy at law could be adequate. Accordingly, the Executive agrees that he shall hold all Confidential Information of the Company in strict confidence and solely for the benefit of the Company, and that, except as necessary in the course of Executive's duties as an employee of the Company, he shall not, directly or indirectly, disclose or use or authorize any third party to disclose or use any Confidential Information. The Executive shall follow all the Company policies and procedures to protect all Confidential Information and take any additional precautions necessary to preserve and protect the use or disclosure of any Confidential Information at all times.

(c)       Ownership of Confidential Information. The Executive acknowledges and agrees that all Confidential Information is and shall remain the exclusive property of the Company, whether or not prepared in whole or in part by the Executive and whether or not disclosed to or entrusted to the custody of the Executive. Upon the termination or resignation of his employment by the Company, or at any other time at the request of the Company, the Executive shall promptly deliver to the Company all documents, tapes, disks, or other storage media and any other materials, and all copies thereof in whatever form, in the possession of the Executive pertaining to the Company's Business, including, but not limited to, any containing Confidential Information.

(d)       [Intentionally Left Blank].

(e)       Survival. The Executive's obligations set forth in this Section 5, and the Company's rights and remedies with respect hereto, shall indefinitely survive the termination of this Agreement and the Executive's employment by the Company, regardless of the reason therefor.

Section 6. Restrictive Covenants. For purposes of this Section 6, the term “Company” shall include, in addition to the Company, its affiliates, subsidiaries and any of their respective predecessors, successors and assigns.

(a)       Non-Competition. The Executive shall not, during the Restricted Period and within the Restricted Area (each as defined in subsection (c) below), directly or indirectly, perform on behalf of any Competitor (as defined in subsection (c) below) the same or similar services as those that Executive performed for the Company during the Executive's employment by the Company or otherwise. In addition, the Executive shall not, during the Restricted Period or within the Restricted Area, directly or indirectly engage in, own, manage, operate, join, control, lend money or other assistance to, or participate in or be connected with (as an officer, director, member, manager, partner, shareholder, consultant, employee, agent, or otherwise), any Competitor.

(b)       Non-Solicitation. During the Restricted Period, the Executive shall not, directly or indirectly, for himself or on behalf of any Person (as defined in subsection (c) below), (i) solicit or attempt to solicit any Customers (as defined in subsection (c) below), or prospective Customers, with whom the Executive had contact at any time during the Executive's employment by the Company, or about whom the Executive learned Confidential Information; (ii) divert or attempt to divert any business of the Company to any other Person; (iii) solicit or attempt to solicit for employment, endeavor to entice away from the Company, recruit, hire, or otherwise interfere with the Company's relationship with, any Person who is currently employed by or otherwise engaged to perform services for the Company (or was employed or otherwise engaged to perform services for the Company, as of any given time, within the immediately preceding twenty-four (24) month period); (iv) cause or assist, or attempt to cause or assist, any current employee or other service provider to leave the Company; or (v) otherwise interfere in any manner with the employment or business relationships of the Company or the business or operations then being conducted by the Company.

(c)       Definitions. For purposes of this Section 6, the following definitions have the following meanings:

(i) “Competitor” means any Person that engages in a business that is the same as, or similar to, the Company's Business.

(ii)       “Customer” means any Person which, as of any given date, used or purchased or contracted to use or purchase any services or products from the Company within the immediately preceding twenty-four (24) month period.

(iii)       “Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

(iv)       “Restricted Area” means, because the market for Company's Business is global, or has the potential of being global, and is not dependent upon the physical location or presence of the Company, the Executive, or any individual or entity that may be in violation of this Agreement, the broadest geographic region enforceable by law (excluding any location where this type of restriction is prohibited by law) as follows: (A) everywhere in the world that has access to Company's Business because of the availability of the Internet; (B) everywhere in the world that the Executive has the ability to compete with Company's Business through the Internet; (C) each state, commonwealth, territory, province and other political subdivision located in North America; (D) each state, commonwealth, territory and other political subdivision of the United States of America; (E) any state in which the Executive has performed any services for the Company; (F) any geographical area in which the Company has performed any services or sold any products; (G) any geographical area in which the Company or any of its subsidiaries have engaged in Company's Business, which has resulted in aggregate sales revenues of at least $25,000 during any year in the five (5) year period immediately preceding the commencement of the Restricted Period; (H) any state or other jurisdiction where the Company had an office at any time during the Executive's employment by the Company; (I) within one hundred (100) miles of any location in which the Company had an office at any time during the Executive's employment by the Company; and (J) within one hundred (100) miles of any location in which the Executive provided services for the Company.

(v)       “Restricted Period” means the period of time during the Executive's employment by the Company plus a period of twelve (12) months from the Termination Date or Resignation Date, as applicable. In the event of a breach of this Agreement by the Executive, the Restricted Period will be extended automatically by the period of the breach.

(d)       Survival. The Executive's obligations set forth in this Section 6, and the Company's rights and remedies with respect thereto, will remain in full force and effect during the Restricted Period and until full resolution of any dispute related to the performance of the Executive's obligations during the Restricted Period.

(e)       Public Company Exception. The prohibitions contained in this Section 6 do not prohibit the Executive's ownership of stock which is publicly traded, provided that (1) the investment is passive, (2) the Executive has no other involvement with the company, (3) the Executive's interest is less than five (5%) percent of the shares of the company, and (4) the Executive makes full disclosure to the Company of the stock at the time that the Executive acquires the shares of stock.

Section 7. Assignment of Inventions. Any and all inventions, improvements, discoveries, designs, works of authorship, concepts or ideas, or expressions thereof, whether or not subject to patents, copyrights, trademarks or service mark protections, and whether or not reduced to practice, that are conceived or developed by the Executive while employed with the Company and which relate to or result from the actual or anticipated business, work, research or investigation of the Company (collectively, “Inventions”), shall be the sole and exclusive property of the Company. The Executive shall do all things reasonably requested by the Company to assign to and vest in the Company the entire right, title and interest to any such Inventions and to obtain full protection therefor. Notwithstanding the foregoing, the provisions of this Agreement do not apply to an Invention for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on the Executive's own time, unless (a) the Invention relates (i) to Company's Business, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the Executive for the Company.

Section 8. Reasonableness; Remedies; Claims.

(a)       Reasonableness. The Executive has carefully considered the nature, extent and duration of the restrictions and obligations contained in this Agreement, including, without limitation, the geographical coverage contained in Section 6 and the time periods contained in Section 5 and Section 6, and acknowledges and agrees that such restrictions are fair and reasonable in all respects to protect the legitimate interests of the Company and that these restrictions are designed for the reasonable protection of Company's Business.

(b)       Remedies. The Executive recognizes that any breach of this Agreement shall cause irreparable injury to the Company, inadequately compensable in monetary damages. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, the Executive agrees that the Company shall be able to seek and obtain injunctive relief in the form of a temporary restraining order, preliminary injunction, or permanent injunction, in each case without notice or bond, against Executive to enforce this Agreement. The Company shall not be required to demonstrate actual injury or damage to obtain injunctive relief from the courts. To the extent that any damages are calculable resulting from the breach of this Agreement, the Company shall also be entitled to recover damages, including, but not limited to, any lost profits of the Company and/or its affiliates or subsidiaries. For purposes of this Agreement, lost profits of the Company shall be deemed to include all gross revenues resulting from any activity of the Executive in violation of this Agreement and all such revenues shall be held in trust for the benefit of the Company. Any recovery of damages by the Company shall be in addition to and not in lieu of the injunctive relief to which the Company is entitled. In no event will a damage recovery be considered a penalty in liquidated damages. In addition, in any action at law or in equity arising out of this Agreement, the prevailing party shall be entitled to recover, in addition to any damages caused by a breach of this Agreement, all costs and expenses, including, but not limited to, reasonable attorneys' fees, expenses, and court costs incurred by such party in connection with such action or proceeding. Without limiting the Company's rights under this Section 7(b) or any other remedies of the Company, if a court of competent jurisdiction determines that the Executive breached any of the provisions of Sections 5 or 6, the Company will have the right to cease making any payments or providing any benefits otherwise due to the Executive under the terms and conditions of this Agreement.

(c)       Claims by the Executive. The Executive acknowledges and agrees that any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.

Section 9. Nonassignability, Binding Agreement.

(a)       By the Executive. The Executive shall not assign, transfer or delegate this Agreement or any right, duty, obligation, or interest under this Agreement without the Company's prior written consent; provided, however, that nothing shall preclude the Executive from designating beneficiaries to receive compensation or benefits, if any, payable under this Agreement upon his death.

(b)       By the Company. The Company shall not assign, transfer or delegate this Agreement or any right, duty, obligation or intent under this Agreement without the Executive's prior written consent; provided, however, that the Company may assign this Agreement and all of its rights and obligations hereunder to any person who or entity that shall acquire all or substantially all of the assets and properties of the Company in a bona fide sale transaction.

(c)       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, any successors or assigns of the Company and the Executive's heirs and the personal representative(s) or executor(s) of the Executive's estate.

Section 10. Definitions. The following capitalized terms shall have, throughout this Agreement, the following meanings:

(a)        “Resignation Date” shall mean the date specified in the Resignation Notice, or the actual date the Executive terminates employment with the Company as the result of a resignation as provided in whichever occurs earlier.

(b)       “Termination Date” shall mean the actual date the Executive ceases to be employed with the Company as a result of action taken by the Company, and not as a result of Executive's resignation from employment.

Section 11. Judicial Modification and Severability. Executive agrees that if a court of competent jurisdiction should determine that any phrase or provision in this Agreement is invalid or unenforceable as written for any reason, the court shall modify and enforce any such phrase or provision to the maximum extent reasonably necessary to protect the Company’s legitimate business interests, so long as the modification does not render the phrase or provision more restrictive with regard to Executive than originally drafted. Executive further agrees that if such modification of a phrase or provision that is invalid or unenforceable as written is legally impossible, the Court shall sever any such phrase or provision from this Agreement, and that the enforceability of all other provisions of this Agreement shall not be affected, but shall otherwise remain in full force and effect.

Section 12. Amendment. This Agreement may not be modified, amended, or waived in any manner except by a written instrument signed by both parties to this Agreement.

Section 13. Waiver. The waiver by any party of compliance by any other party with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by a party of a provision of this Agreement. Performance by any of the parties of any act not required of it under the terms and conditions of this Agreement shall not constitute a waiver of the limitations on its obligations under this Agreement, and no performance shall estop that party from asserting those limitations as to any further or future performance of its obligations.

Section 14. Governing Law and Forum. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Illinois, without regard to principles of conflict of laws of such State. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the City of Chicago, Illinois.

Section 15. Notices. All notices required or desired to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered in person and receipted for by the party to whom the notice is directed; mailed by certified or registered United States mail postage prepaid, not later than the day upon which the notice is required to be given pursuant to this Agreement; or delivered by expedited courier, shipping prepaid or mailed to sender, on the next business day, after the date on which it is so sent, and addressed as follows:

If to the Company, to: Board of Directors

Rubicon Technology, Inc.

900 East Green Street, Unit A

Bensenville, IL 60106

If to the Executive, to: Timothy E. Brog

351 West Hill Road

Stamford, CT 06902

Either party may, by giving written notice to the other party, change the address to which notice shall then be sent.

Section 16. Prior Agreements. This Agreement amends and restates in its entirety the Original Agreement. This Agreement is a complete and total integration of the understanding of the parties related to the Executive's employment with the Company and supersedes all prior or contemporaneous negotiations, commitments, agreements, writings, and discussions with respect to the subject matter of this Agreement. This Agreement shall not be integrated nor supersede any commitments, agreements, writings, and discussions with respect to the Executive’s prior service as a member of the Company’s Board of Directors.

Section 17. Headings. The headings of the sections of this Agreement are inserted solely for convenience of reference and shall not be deemed to affect the meaning or interpretation of this Agreement.

Section 18. Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same Agreement.

Section 19. Statutory and Common Law Duties. The duties the Executive owes to the Company under this Agreement shall be deemed to include federal and state statutory and common law obligations of the Executive, and do not in any way supersede or limit any of the obligations or duties the Executive owes to the Company. This Agreement is intended, among other things, to supplement the provisions of the Illinois Uniform Trade Secrets Act, as enacted and amended from time to time.

Section 20. Executive Acknowledgments.

(a)       The Executive Has Read the Document. The Executive acknowledges and agrees that he has carefully read this entire Agreement and has been given sufficient opportunity to discuss this Agreement with the Company before signing.

(b)       The Executive Has Had an Opportunity to Consult with Others. The Executive acknowledges and agrees that he has been given an adequate opportunity to consult with his lawyer, accountant, tax advisor, spouse and other persons he deems appropriate concerning this Agreement and the terms and conditions hereof.

(c)       Executive Has a Copy. The Executive acknowledges and agrees that he has been given a copy of this Agreement.

(d)       Signing is Acceptance. By signing, the Executive agrees to accept all of the terms and conditions of this Agreement and understands that the Company is relying upon the Executive's stated acceptance of such terms and conditions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

"COMPANY"		"EXECUTIVE"

RUBICON TECHNOLOGY, INC.

By:	/s/ Don N. Aquilano	/s/ Timothy E. Brog
	Don N. Aquilano Chairman of the Board	Timothy E. Brog DATE